Exhibit 17.1

eg	enviroguard
TECHNOLOGIES, LLC

October 5, 2006

Michael Krall
Pure Bioscience

Re:	Resignation from the Board of Directors

Dear Mr. Krall:

I hereby tender my resignation from the Board of Directors of Pure Bioscience effective immediately. I am tendering my resignation so that the Pure Bioscience Board of Directors may be restructured to consist of a sufficient number of independent directors to be able to meet the listing requirements of a national stock exchange.

Sincerely,

/S/ MIKE SITTON
D Michael Sitton.